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                     May 16, 2024

       James Henderson
       Chief Financial Officer
       Vitesse Energy, Inc.
       9200 E. Mineral Avenue, Suite 200
       Centennial, Colorado 80112

                                                        Re: Vitesse Energy,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            Filed February 26,
2024
                                                            File No. 001-41546

       Dear James Henderson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation